Union Square Capital Partners, LLC

ADVISORY CODE OF ETHICS

2022

Effective November 2022

Union Square Capital Partners, LLC (hereinafter, “USQ” or the “Adviser”), in accordance with the requirements of Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), has approved and adopted this Code of Ethics (the “Code”). This Code sets forth the general fiduciary principles and standards of business conduct to which all of the Adviser’s Supervised Persons & Access Persons are subject. This Code further sets forth policies and procedures that are reasonably designed to prevent Supervised Persons & Access Persons, as defined herein, from engaging in conduct prohibited by the Advisers Act and establishes reporting requirements for these Supervised Persons & Access Persons. Certain capitalized terms used in this Code and not defined in the text herein, such as “Access Persons,” are defined in Appendix A-1. It is common for an individual to be considered both a Supervised Person & Access Person, although they may be considered either one or the other.

About the Adviser

The Adviser is an investment adviser registered with the Securities and Exchange Commission (“SEC”) pursuant to the Advisers Act. USQ acts as investment adviser to one or more closed-end investment companies registered under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registered Funds”) and may act as investment adviser to private funds (the “Private Funds”), jointly (“Reportable Funds”). A current list of all Funds for which USQ serves as adviser (“Reportable Funds”) is attached as Appendix A-2. This list should be interpreted to include any new Funds managed by the Adviser, regardless of whether Appendix A-2 has been updated.

Who is Covered by the Code

This Code applies generally to all partners, officers, directors (or other persons occupying a similar status or performing similar functions), and employees of the Adviser, and other persons who provide investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser (hereinafter “Supervised Persons”) as determined by the Adviser’s Chief Compliance Officer (“CCO”), and certain sections apply only to Access Persons as defined in Appendix A-1. The Code will not apply to those parties that are either consultants, affiliated employees or part time employees (including summer interns) who are performing non-investment related duties for the firm and have agreed to sign a non-disclosure agreement (“NDA”) and comply with the Adviser’s Inside Information Policy. It is the responsibility of each Supervised Person or Access Person to immediately report to the Adviser’s CCO, any known or suspected violations of this Code, the Compliance Manual and the policies and procedures contained therein, or of any other activity of any person that could constitute a violation of law. If you are aware of any activity in this regard, you should contact the CCO immediately. Failure to report a potential violation could result in disciplinary action against the non-reporting Supervised Person or Access Person. The Adviser will ensure that Supervised Persons & Access Persons are not subject to retaliation in their employment as a result of reporting a known or suspected violation.

Things You Need to Know to Use this Code

There are three forms of reporting that Supervised Persons and/or Access Persons must engage in under this Code; the initial and annual submission of information on the Adviser’s automated compliance system as well as electronic submission of a quarterly transactions report. Information regarding access to the automated compliance system is available from the CCO or CCO’s designee.

All Supervised Persons & Access Persons must acknowledge within the automated compliance system that they have received, read and understood this Code and renew that acknowledgment on an annual basis. As part of the annual renewal, Supervised Persons & Access Persons will be required to make certifications that they have complied-in-fact with this Code during the prior year.

The CCO has the authority to grant written waivers of the provisions of this Code in appropriate instances. However, (i) it is expected that waivers will be granted only in rare instances and, (ii) some provisions of the Code are prescribed by SEC rules and cannot be waived. These provisions include, but are not limited to, the requirements that Access Persons file reports and obtain pre-approval of investments in IPOs and Limited Offerings.

The CCO will review the terms and provisions of this Code at least annually and make amendments as necessary. Any amendments to this Code will be provided to all Supervised Persons & Access Persons.

General Fiduciary Principles

It is the policy of the Adviser to act in the best interest of its clients and on the principles of full disclosure, good faith and fair dealing. The Adviser recognizes that it has a fiduciary duty to its clients. Acting as a fiduciary requires that the Adviser, consistent with its other statutory and regulatory obligations, act solely in the clients’ best interests when providing investment advice and engaging in other activities on behalf of clients. The Adviser and its Supervised Persons & Access Persons must seek to avoid situations which may result in potential or actual conflicts of interest with these duties. To this end, the following principles apply:

•	The Adviser and all Supervised Persons & Access Persons must always observe the highest standards of integrity and fair dealing and conduct their personal and business dealings in accordance with the letter, spirit and intent of all relevant laws and regulations;

•	The Adviser must have a reasonable basis for the investment advice and decisions it makes for its clients;

•	The Adviser must ensure that its investment decisions are consistent with client’s investment objectives, policies and any disclosures made to clients;

•	Supervised Persons & Access Persons must refrain from entering into transactions, including personal securities transactions, that are inconsistent with the interests of clients;

•	Supervised Persons & Access Persons should not take inappropriate advantage of their positions and may not, directly or indirectly, use client opportunities for personal gain; and

•	Supervised Persons & Access Persons must be loyal to the clients and place the interests of the clients above their own.

•	The Adviser treats violations of this Code very seriously. If a Supervised Person or an Access Person violates this Code, the Adviser may take disciplinary measures against them, including, without limitation, imposing penalties or fines, reducing compensation, demotions, requiring unwinding of trades, requiring disgorgement of trading gains, suspending or terminating employment, or any combination of the foregoing.

•	Improper trading activity can constitute a violation of this Code. Supervised Persons & Access Persons can also violate this Code, however, by failing to file required reports, or by making inaccurate or misleading reports or statements concerning trading activity or securities accounts. A Supervised Person or an Access Person’s conduct can violate this Code even if no clients are harmed by that conduct.

If there is any doubt or uncertainty about what this Code requires or permits, ask the CCO. Do NOT guess at the answer.

Compliance with the Federal Securities Laws

Supervised Persons are required to comply with applicable federal securities laws at all times. Examples of applicable federal securities laws include:

•	the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder;

•	the Investment Advisers Act of 1940 and the SEC rules promulgated thereunder;

•	the Investment Company Act of 1940 and the SEC rules promulgated thereunder;

•	title V of the Gramm-Leach-Bliley Act of 1999 (privacy and security of client non-public information); and

•	the Bank Secrecy Act, as it applies to mutual funds and investment advisers, and the SEC and Department of the Treasury rules promulgated thereunder.

Conflicts of Interest

All Supervised Persons & Access Persons must avoid establishing financial interests or outside affiliations which may create a conflict, or appear to create a conflict, between the Supervised Person & Access Person’s personal interests and the interests of the Adviser or its clients. A potential conflict of interest exists whenever a Supervised Person or Access Person has a direct financial or other personal interest in any transaction or proposed transaction involving the Adviser or any of its clients. A conflict of interest may also exist where the Supervised Person or Access Person has an indirect interest in a transaction, for example, because the transaction will benefit someone with whom the Supervised Person or Access Person has a friendship or other personal relationship.

In such situations, Supervised Persons & Access Persons must disclose the conflict to the CCO and recuse themselves from the decision-making process with respect to the transaction in question and from influencing or appearing to influence the relationship between the Adviser or any of its clients and the customer involved. Supervised Persons & Access Persons may not use non-public knowledge of a pending or currently considered securities transaction for a client to profit personally, directly or indirectly, as a result.

Conflict of Interest between The Adviser and ClientS

In certain instances, the Adviser’s relationship with a client may require the Adviser to place the client’s interest above its own interests. If a Supervised Person or Access Person becomes aware of a situation where the Adviser’s pursuit of its own interests in a transaction appears to conflict with its obligations to a client, he or she should bring the situation to the immediate attention of the CCO.

The Appearance of a Conflict of Interest Must Be Avoided

All Supervised Persons & Access Persons are expected to be objective in making business decisions and to consider any improper interest or influence that could arguably impair that objectivity. In determining whether there is an appearance of conflict, each Supervised Person & Access Person should determine whether a reasonable, disinterested observer (i.e., investor, supplier, broker, an acquaintance, examiner or a government representative) would have any grounds to believe:

•	That the Adviser was serving its own interests or one client’s interests at the expense of another; or

•	That business with clients or the Adviser was done on the basis of friendship, family ties, the giving and receiving of gifts, or to curry favor with some specific entity or individual rather than on the merits.

If a Supervised Person or Access Person’s participation in a decision-making process would raise the appearance of conflict of interest, the Supervised Person or Access Person should inform his or her manager immediately.

Outside Business Activities

All Supervised Persons & Access Person board memberships, advisory positions, trade group positions, management positions, or any involvement with public or private companies must be fully disclosed and submitted for prior approval to the CCO, with the exception of purely charitable or civic involvements which do not impinge on the Supervised Person or Access Person’s work commitment to an Adviser. Approval must be obtained through the CCO and will ordinarily require consideration by Senior Management of the Adviser. The Adviser can deny approval for any reason. This prohibition does not apply to service to any parent, subsidiary or affiliate of the Adviser, although such service must be disclosed to the CCO and will ordinarily require consideration by Senior Management of the Adviser.

No Supervised Person or Access Person shall serve on the board of directors of a publicly traded company, unless the Access Person receives prior authorization from the Adviser’s CCO based upon a determination that the board service would be consistent with the interests of the Adviser’s clients. In the event the board service is authorized, the Adviser will ensure appropriate controls are in place to mitigate and disclose any associated conflicts of interest.

Preferential Treatment

Supervised Persons & Access Persons must make investment decisions, undertake commitments, and perform their duties and obligations without favoritism of any kind and award business or contracts strictly on the basis of merit. A Supervised Person or Access Person should not actively seek nor accept a discount on any item for personal use from a business contact. If such a person extends preferential treatment (for example, offers a discount) to a Supervised Person or Access Person in a personal transaction, the Supervised Person or Access Person must have the preferential treatment pre-approved by the CCO before proceeding with the transaction.

Borrowing

Supervised Persons & Access Persons should borrow only from reputable organizations that regularly lend money. Borrowing from relatives, however, is not subject to restriction. Participating in a leveraged stock purchase plan offered to employees by the Adviser or its parent or one of its subsidiaries, is permissible and not subject to restriction. If a Supervised Person or Access Person borrows from any financial institution, the loan must not involve favored treatment of any kind based upon their employment with Adviser.

Gifts and Gratuities

No Supervised Person or Access Person may give or accept (on his or her own behalf or on behalf of the Adviser) any gift or other accommodation which has a value in excess of a de minimis amount (currently $100) to/from any vendor, broker, public company, securities salesman, client or prospective client of the Adviser (a “business contact”). No Supervised Person or Access Person may give or accept cash gifts or cash equivalents to/from any such person. This prohibition applies equally to gifts to or from members of the Family/Household of a Supervised Person or Access Person. Any gifts or accommodations in excess of the de minimis amount must be submitted to the CCO for prior approval. The CCO will maintain documentation of all such requests and resulting approvals or denials.

No Supervised Person or Access Person may give on their own behalf or on behalf of the Adviser any gift or other accommodation to a business contact that may be construed as an improper attempt to influence the recipient. These policies are not intended to prohibit normal business entertainment.

Entertainment and Meals

Payment for entertainment or meals where the Supervised Person or Access Person is not accompanied by the person purchasing the entertainment or meals is considered a gift, subject to the rules discussed above. Acceptance of meals and entertainment where the host is present is generally permitted. However, the acceptance of particularly lavish entertainment or entertainment with excessive frequency is generally inappropriate and should be refused. Entertainment in poor taste or that adversely reflects on the individuals attending the event is considered inappropriate and also should be refused. Individuals involved in the purchase of equipment, supplies, and services may not accept entertainment or meals from a vendor or potential vendor except if business is to be discussed. Under no circumstances should entertainment be accepted which may affect or be construed to affect any future dealing with that person. All meals and entertainment accepted pursuant to this policy must be submitted to the CCO and will be maintained in a log.

Standards of Business Conduct

General

Supervised Persons & Access Persons are expected to conduct themselves at all times in a manner consistent with the highest professional standards. Each Supervised Person or Access Person accordingly must devote his or her attention and skills to the performance of his or her responsibilities and avoid activities that interfere with that responsibility or that are detrimental to the Adviser and its reputation.

Communications with Clients

All communications with clients, whether verbal or written, must convey information clearly and fairly. Supervised Persons must comply with Adviser’s policies and procedures regarding Advertising and Performance Reporting. Exaggerated, unwarranted or misleading statements or claims are prohibited.

Disclosure of Confidential Information

In the course of conducting business, Supervised Persons & Access Persons may become privy to confidential information about Adviser, its present and prospective clients, and service providers. It is a violation of this Code, and in some cases, may be a violation of law, for any Supervised Person or Access Person to disclose to anyone other than another Supervised Person or Access Person any confidential information obtained while in the course of conducting business on behalf of the Adviser. Disclosure to other Supervised Persons or Access Persons should be made only when and to the extent necessary to further the legitimate business purposes of the Adviser. Supervised Persons & Access Persons may not use any such information in connection with their personal investments or investments of others subject to their control.

CLIENT AND INVESTOR INFORMATION

Clients and investors have the right to expect the Adviser and its Supervised Persons & Access Persons to treat information concerning their business dealings in the strictest confidence. Accordingly, no one may divulge investor confidences except in accordance with the Adviser’s privacy policy and unless the party to whom a disclosure is made is legitimately entitled to the information (i.e., needs to know the information in furtherance of the investor’s business) or the investor gives prior consent to the disclosure. Any such prior consent should be documented in advance of disclosure.

Company Information

Confidential information about Adviser, its parent or other affiliated companies, that is obtained by a Supervised Person or Access Person, including its clients, products, processes, financial condition, plans, patents, or licenses may not be disclosed to persons outside of the organization, except with the approval of senior management and to further the legitimate business purposes of the Adviser.

Discretion should always be used when handling confidential client information or company information, and such information should never be disseminated to an unauthorized person. Supervised Persons & Access Persons are reminded that when it is necessary to carry sensitive information off the firm’s premises, they should take appropriate care for its security. Specifically, Supervised Persons & Access Persons should avoid casually displaying documents or engaging in confidential business conversations in public places, including, but not limited to, elevators, hallways, restrooms, airports, and in public transportation. Supervised Persons or Access Persons who take documents off the premises to work at home should return all such materials to Adviser upon completion of the particular at-home project. Any questions about the confidential nature of information or whether confidential information may be disclosed should immediately be referred to the CCO.

Corporate Assets

All information, products and services connected to or generated by the Adviser as a business are considered corporate assets to which the Adviser has ownership rights. Corporate property utilized or developed by Supervised Persons or Access Persons during their employment, including, but not limited to, files, analysis, reference materials, reports, written or e-mail correspondence, trade secrets, client lists, strategies, computer hardware and software, data processing systems, computer programs and databases, remains exclusively the Adviser’s property both during employment and after the Access Person leaves the firm. Accordingly, all Supervised Persons & Access Persons are expected to protect the Adviser’s ownership or property including all information, products, and services and to return all information to the Adviser at the termination of employment.

Further, Supervised Persons & Access Persons are prohibited from misusing the Adviser’s corporate assets (including use of assets for a non-business purpose, uploading files to personal drives or devices, theft, inflation of expenses, etc.) and from misusing or removing those assets from the premises upon leaving the firm. Before beginning employment with the Adviser, each Supervised Person or Access Person should give his or her manager a copy of any non-competition, non-disclosure or non-pirating agreement to which the Supervised Person or Access Person is bound at the time of hiring. Any questions about this requirement should be raised with Senior Management.

Money Laundering

Pursuant to the Adviser’s Anti-Money Laundering Policies and Procedures, every Supervised Person bears responsibility for recognizing suspicious transaction or investor activity that may constitute money laundering (including the structuring of deposits) and that may involve proceeds from unlawful activities such as drug trafficking or racketeering. In particular, Supervised Persons should be aware that even the simple receipt of funds, including through wire transfers, which are derived from illegal activities can subject them to prosecution for money laundering. Any suspicious deposit or customer activity which causes a Supervised Person concern about the source of an investor’s funds should be promptly reported to the CCO.

Bribery

Under federal law, it is illegal for the Adviser or any Supervised Person to pay, offer to pay, or authorize a payment of any money or other thing of value to:

•	an official of a local, state, federal or foreign government or an agency of a local, state, federal or foreign government;

•	a political party or official thereof, or a candidate for political office; or

•	any other person the payor knows or has reason to know will pay or give the money or value to those listed above where the purpose is to influence the recipient to take or refrain from taking any official action or to induce the recipient to use his or her influence to affect governmental action to obtain, retain, or direct business for the Adviser. Offering or making any such remuneration or consideration to a domestic or foreign government official, political party or candidate for political office is strictly prohibited. All Supervised Persons must immediately report all invitations to accept a bribe or any proposal or suggestion of a similar illegal nature to the CCO or CCO’s designee.

Political Contributions / Pay-to-Play

•	“Pay-to-play” refers to the practice whereby an Adviser or its employees make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require the Adviser to take reasonable steps to ensure that any political contributions made by it or its employees are not intended to obtain or retain advisory business. The SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The rule has three key elements:

o	It prohibits an investment adviser from providing advisory services for compensation – either directly or through a pooled investment vehicle – for two years, if the adviser or certain of its executives or employees make a political contribution to an elected official who is in a position to influence[1] the selection of the adviser.

o	It prohibits an advisory firm and certain executives and employees from soliciting or coordinating campaign contributions from others – a practice referred to as “bundling” – for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

[1]	The concept of ‘influence’ may be interpreted very broadly. (footnote added)

o	It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote. All requests in excess of $150 must be pre-cleared as indicated below, regardless of whether the Supervised Person is able to vote for the candidate.

Political contributions or gifts from the Adviser, their Supervised Persons and solicitors to persons who may be in a position to affect the award of business to the Adviser may raise various legal and regulatory issues. For instance, the SEC as well as many states and municipalities have rules disqualifying an adviser from managing assets for certain governmental entities if the adviser, any employee or an adviser’s solicitor have contributed to certain political organizations, candidates or state officials for office.

To avoid violating such rules, as well as to avoid the appearance of impropriety, all political contributions must be in compliance with the following procedures:

Pre-Approval of Contributions in Excess of $150.00 – When making contributions, Supervised Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to the Adviser. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) to any political party (e.g., Republican, Democratic, Independent), Political Action Committees (“PAC”) or to any state or local official as defined by this policy in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the Supervised Person should seek approval from the CCO or CCO’s designee.

Quarterly Reporting - All Supervised Persons will be requested to include as part of their Quarterly Transaction Report (submitted via the Adviser’s automated compliance system) their political contributions during the quarter. These contributions may include subscriptions, loans or deposits of money or anything of value given to any political party (e.g., Republican, Democratic, Independent), PAC or to any state official as defined by this policy.

State officials are defined in this policy as any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group’s purpose or mission. The quarterly report will ask the Supervised Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Supervised Person will indicate whether they are entitled to vote for the recipient of their political contribution.

Separation of Political and Employment Activities - All political activities of Supervised Persons must be kept separate from employment and expenses may not be charged to the Adviser. Supervised Persons may not conduct political activities during working hours or use the Adviser’s facilities for political campaign purposes without the prior written approval of the CCO or CCO’s designee.

No Contribution on Behalf of the Adviser – Supervised Persons may not make political contributions on behalf of the Adviser to any political party, or in connection with any federal, state, or local campaigns, except with the prior written approval of the CCO or CCO’s designee.

Relations with Regulators

It is the Adviser’s policy to cooperate with government authorities and regulators during routine audits and examinations, as well as inquiries and investigations. The CCO or CCO’s designee must immediately be made aware of any requests from government authorities or regulators and should be involved in responding to all such inquiries in order to be certain that the Adviser is providing complete and accurate information to regulators, as well as to ensure awareness of pending inquiries that may require the maintenance of certain records.

PROHIBITION on USE OF INSIDE INFORMATION

The Adviser and its personnel may have access to confidential information about clients, investment advice provided to clients, securities transactions being affected for client accounts and other sensitive information. In addition, from time to time, the Adviser or its personnel may come into possession of information that is "material" and "nonpublic" (each as defined below) concerning a company or the trading market for its securities.

Section 204A of the Advisers Act requires that an adviser establish, maintain and enforce written policies and procedures reasonably designed to prevent an adviser and its access persons from misusing material, nonpublic information. Supervised Person & Access Person violations of the laws against insider trading and tipping can expose the Adviser and any Access Person involved to severe criminal and civil liability. In addition, the Adviser and its personnel have ethical and legal responsibilities to maintain the confidences of the Adviser’s clients, and to protect as valuable assets confidential and proprietary information it has developed or that has been entrusted to it.

Although the Adviser respects the rights of their Supervised Persons & Access Persons to engage in personal investment activities, it is important to avoid any appearance of impropriety and remain in full compliance with the law and the highest standards of ethics. Accordingly, Supervised Persons & Access Persons must exercise good judgment when engaging in securities transactions and when relating to others information obtained as a result of employment with the Adviser. If a Supervised Person or an Access Person has any doubt whether a particular situation requires refraining from making an investment or sharing information with others, this doubt should be resolved against taking this action.

It is unlawful for the Adviser or any of its Supervised Persons or Access Persons to use this information for manipulative, deceptive or fraudulent purposes. The kinds of activities prohibited include "front-running," "scalping" and trading on inside information. "Front-running" refers to a practice whereby a person takes a position in a security in order to profit based on his or her advance knowledge of upcoming trading by clients in that security which is expected to affect the market price. "Scalping" refers to a similar abuse of client accounts and means the practice of taking a position in a security before recommending it to clients or effecting transactions on behalf of clients, and then selling out the Supervised Persons or Access Person’s personal position after the price of the security has risen on the basis of the recommendation or client transactions.

Depending upon the circumstances, the Adviser and any Supervised Person or Access Person involved may be exposed to potential insider trading or tipping liability under the federal securities laws if the Adviser or any Supervised Person or Access Person advises clients concerning, or executes transactions in, securities for which the Adviser possesses material, nonpublic information. In addition, the Adviser as a whole may be deemed to possess material, nonpublic information known by any of its Supervised Person & Access Persons, unless it has implemented procedures to prevent the flow of that information to others within the Adviser. The Adviser has implemented these procedures, called "Information Barrier" procedures.

An Information Barrier is a set of written policies and procedures designed to control and prevent the dissemination of nonpublic information concerning an issuer of securities between the various separate departments (or entities) which regularly come into possession of, or generate, this information. An Information Barrier also controls the dissemination of nonpublic information within a particular department (or entity).

An effective Information Barrier permits sales, trading, risk arbitrage and other activities to continue in the ordinary course of business even though another department is in possession of inside information. It is critical that all Supervised Persons & Access Persons follow the specific Information Barrier policies and procedures set out below.

Supervised Persons & Access Persons are prohibited from disclosing material, nonpublic and other confidential information to any person inside the Adviser, except to the extent that the person has a bona fide "need to know" in order to carry out the Adviser’s business, including management and supervisory functions and the administration of Adviser's compliance policies and procedures.

Even after trading in a security has been restricted, the dissemination of material, nonpublic, or confidential information concerning or relating to the security should continue to be on a need-to-know basis only.

Without limiting this general prohibition, Supervised Persons & Access Persons involved in transactional or other activities for any department (or entity) which results in the receipt or generation of material, nonpublic or confidential information ("Transactional Supervised Persons & Access Persons") must be particularly careful that they do not transmit this information to Supervised Persons & Access Persons involved with trading activities and other non-transactional Access Persons ("Non-Transactional Access Persons"). Transactional Supervised Persons & Access Persons (or other Supervised Persons & Access Persons possessing inside information) may not give, and Non-Transactional Supervised Person & Access Persons may not ask for, this information. As a general matter, Transactional Supervised Person & Access Persons should not discuss specific issuers of securities or transactions that are or might become the subject of a firm assignment with Non-Transactional Supervised Persons or Access Persons.

Policy

The Adviser has adopted the following policies and procedures to (i) ensure the propriety of Supervised Person & Access Person trading activity; (ii) protect and segment the flow of material, nonpublic and other confidential information relating to client advice and securities transactions, as well as other confidential information; (iii) avoid possible conflicts of interest; and (iv) identify trades that may violate the prohibitions against insider trading, tipping, front-running, scalping and other manipulative and deceptive devices contained in federal and state securities laws and rules.

No Supervised Person or Access Person shall engage in transactions in any securities while in possession of material, nonpublic information regarding the securities (so-called "insider trading"). Nor shall any Supervised Person or Access Person communicate this material, nonpublic information to any person who might use the information to purchase or sell securities (so-called "tipping"). The term "securities" includes options or derivative instruments on those securities and other securities that are convertible into or exchangeable for those securities.

1.	"Material." The question of whether information is "material" is not always easily resolved. Generally speaking, information is "material" where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the "total mix" of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common, but by no means exclusive, examples of "material" information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers and major litigation. So-called "market information," such as information concerning impending securities transactions may also, depending upon the circumstances, be "material." Because materiality determinations are often challenged with the benefit of hindsight, if a Supervised Person or Access Person has any doubt whether certain information is "material," this doubt should be resolved against trading or communicating this information.

2.	"Nonpublic." Information is "nonpublic" until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the SEC or press releases issued by the issuer of the securities, or reference to this information in publications of general circulation such as The Wall Street Journal or The New York Times. In general, information may be presumed to have been made available to investors after two business days from the formal release of this information. Information gained from non-traditional sources (i.e., “alternative data”) or from expert networks should also be considered nonpublic and treated as such under this policy.

3.	"Advisory Information." Information concerning (i) what securities investment managers are following; (ii) specific recommendations investment managers make to clients; (iii) prospective securities transactions of the Adviser’s clients; or (iv) clients’ current holdings (together, "Advisory Information") is strictly confidential. Under some circumstances, Advisory Information may be material and nonpublic.

4.	Prohibitions. In handling information obtained as a result of employment with the Adviser, Supervised Persons & Access Persons:

•	Shall not disclose material, nonpublic or other confidential information (including Advisory Information) to anyone, inside or outside the Adviser (including Immediate Family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;

•	Shall refrain from recommending or suggesting that any person engage in transactions in any security while in possession of material, nonpublic information about that security;

•	Shall abstain from transactions, for their own personal accounts or for the account of any client, in any security while in possession of material, nonpublic information regarding that security; and

•	No Supervised Person or Access Person shall intentionally seek, receive or accept information that he believes may be material and nonpublic except with the written approval of, and subject to any and all restrictions imposed by, the CCO.

Protection of Material, Nonpublic Information

On occasion, a company may, as a means to seek investors in restricted or private placement securities issued by it, send to the Adviser materials that contain material, nonpublic or other confidential information. Typically, these materials will be accompanied by a transmittal letter (and an inner, sealed package) that indicates the confidential nature of the enclosed materials and that the opening of the inner package constitutes an agreement to maintain the confidentiality of the information. In this circumstance, any Supervised Person or Access Person receiving any of these materials should not open the inner package, but should immediately consult with the CCO.

If a Supervised Person or Access Person should come into possession of information concerning any company or the market for its securities that the Supervised Person or Access Person believes may be material and nonpublic, the Supervised Person or Access Person should notify the CCO immediately. In addition, the Supervised Person or Access Person shall refrain from either disclosing the information to others or engaging in transactions (or recommending or suggesting that any person engage in transactions) in the securities to which the information relates, without the prior written approval of the CCO.

Protection of Other Confidential Information

Information relating to past, present, or future activities of the Adviser, its affiliates or clients that has not been publicly disclosed shall not be disclosed to persons, within or outside of the Adviser, except for a proper firm purpose. Supervised Person & Access Persons are expected to use their own good judgment in relating to others information in these areas.

In addition, information relating to another Supervised Person or Access Person’s medical, financial, employment, legal, or personal affairs is confidential and may not be disclosed to any person, within or outside of the Adviser, without the Supervised Person or Access Person’s consent or for a proper purpose authorized by the CCO.

Procedures to Safeguard Material, Nonpublic and Other Confidential Information

In handling material, nonpublic and other confidential information, including Advisory Information, Supervised Person & Access Persons shall take appropriate steps to safeguard the confidentiality of this information. When not in use, all documents (whether in paper or electronic form) containing confidential information should be stored in secure areas. Under no circumstances should confidential documents be left on desks, counter tops, or floors where others can see them. Nor should any Supervised Person or Access Person review or work on any confidential documents in any setting that would permit others to see the documents, such as in airplanes or public spaces.

Restrictions on Personal Trading Activity

General Policies

No Supervised Person or Access Person shall, in connection with the direct or indirect purchase or sale of a Security “held or to be acquired” by a client:

•	employ any device, scheme or artifice to defraud the client;

•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the client; or

•	engage in any manipulative practice with respect to the client.

No Supervised Person or Access Persons, nor any member of their Immediate Family/Household, may trade with respect to a particular security or issuer at a time when that person knows or should know that he or she is in possession of material nonpublic information about the issuer or security.

Pre-clearance of Investments IN IPOs or Limited Offerings

Access Persons may not directly or indirectly acquire Beneficial Ownership in any Securities in an IPO, Initial Coin Offering (ICO) or a Limited Offering without obtaining, in advance of the transaction, clearance from Adviser’s CCO or CCO’s designee. In order to obtain pre-clearance, the Access Person must submit a request to the CCO or CCO’s designee, through the Adviser’s automated compliance system. The CCO or CCO’s designee must review each request for approval and record the decision regarding the request through the Adviser’s automated compliance system. The general standards for granting or denying pre-clearance are whether the securities are under active or potential consideration for client accounts, and whether any conflict of interest exists between the Adviser and its clients. The CCO shall also consider whether the investment opportunity should be reserved for the Reportable Funds and their shareholders, and whether the opportunity is being offered to an individual by virtue of his or her position with the Adviser. The CCO or CCO’s designee retains authority to grant pre-clearance in exceptional circumstances for good cause. If pre-clearance is obtained for an IPO or ICO, the approval is valid for the day on which it is granted and the immediately following business day. The CCO or her designee may revoke a pre-clearance any time after it is granted and before the transaction is executed.

Access Persons who have been authorized to acquire securities in a Limited Offering must disclose that investment when they play a part in any Reportable Fund’s subsequent consideration of an investment in the issuer. In such circumstances, the Reportable Fund’s decision to purchase securities of the issuer should be subject to an independent review by investment personnel of the Adviser with no personal interest in the issuer.

restrictions on personal securities transactions by access persons

Each Access Person shall direct his or her broker to enable the electronic submission into the Adviser’s automated compliance system of trade confirmations for transactions within securities accounts in which the Access Person has a direct or indirect Beneficial Ownership interest other than those holding only Exempt Securities. Private securities transactions and holdings shall be reported by the Access Person on appropriate forms and/or within the Adviser’s automated compliance system. It is the responsibility of each Access Person to ensure that authorization to obtain electronic data is provided. Any accounts not eligible for electronic submission of trades will be reviewed by the CCO on a case-by-case basis.

Access Persons may not buy or sell Securities, other than Exempt Securities, for any account in which he or she has any direct or indirect Beneficial Ownership, unless such person obtains, in advance of the transaction, clearance for that transaction from the CCO or CCO’s designee. The general standards for granting or denying pre-clearance are discussed below, although the CCO or CCO’s designee retains authority to grant or deny pre-clearance in other circumstances, in CCO’s sole discretion.

When and how pre-clearance must be obtained

Access Persons must obtain pre-clearance prior to acquiring or disposing of a direct or indirect Beneficial Ownership interest in any Security, other than Exempt Securities.

In order to obtain pre-clearance, an Access Person must submit to the CCO or CCO’s designee a request through the Adviser’s automated compliance system. If the transaction is approved, that approval is valid for the day on which it is granted and the immediately following business day only, unless explicitly extended by the CCO, in her sole discretion. The CCO or her designee may revoke a pre-clearance any time after it is granted and before the transaction is executed.

When will pre-clearance be denied

Pre-clearance may be denied in instances when the Adviser is trading or considering the Security at issue for a client account. Additionally, pre-clearance will be denied for a Security contained within a Restricted or Watch List. The CCO or CCO’s designee retains the right to deny pre-clearance for any reason whatsoever, without disclosure of the basis for the denial to the Access Person.

BLACK OUT

No Access Person may buy or sell any Security on a day during which it is included within Adviser’s trading rotation for any client account, including any rebalancing. In addition, no Access Person may purchase or sell any Securities other than Exempt Securities which were purchased or sold by a Reportable Fund within seven (7) days of the purchase or sale of the security by the Reportable Fund. Any profits realized on trades within the proscribed periods are required to be disgorged.

Restricted or Watch List

The Adviser may maintain a Restricted or Watch list containing the names of Securities which are determined to be at risk for potential conflicts of interest. The contents of the Restricted or Watch List are to be maintained exclusively by the CCO or CCO’s designee. The basis for denials related to a Security’s presence on the Restricted or Watch Lists are not required to be disclosed to the Access Person seeking pre-clearance. Any Restricted and Watch Lists are available on the Adviser’s automated compliance system.

Reporting Requirements & Procedures

In order to provide the Adviser with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed by its Access Persons, the following reporting requirements regarding personal securities transactions apply.

Initial Holdings Reports:

Within ten days after a person becomes an Access Person, such person shall submit to the CCO or CCO’s designee (through the Adviser’s automated compliance system) a holdings report containing, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person have any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report. The holdings report must be current as of a date no more than 45 days prior to the date the person became an Access Person. Initial holdings should be contained within an account statement from the financial institution which should be uploaded into the automated compliance system.

ANNUAL Holdings Reports:

In accordance with the Adviser’s standard compliance calendar, an Access Person shall certify the accuracy and completeness of reports of current holdings available through the Adviser’s automated compliance system, as of a date no more than thirty (30) days prior to the date the report is submitted. Each annual holdings system report must contain, at a minimum, (a) the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and principal amount of each Security (other than an Exempt Security) in which the person have any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the person maintains an account in which any Securities other than Exempt Securities are held for the person’s direct or indirect benefit; and (c) the date the person submits the report.

Quarterly Transaction Report:

Each Access Person shall certify the accuracy and completeness of reports showing all transactions in Securities (other than Exempt Securities) in which the person have, or by reason of such transaction acquires, any direct or indirect beneficial ownership, as well as all accounts established with brokers, dealers or banks during the quarter in which any Securities, other than Exempt Securities, were held for the direct or indirect beneficial interest of the person and any gifts or political contributions made during the preceding quarter. Such reports shall be submitted through the automated compliance system no later than 30 days after the end of each calendar quarter. Each quarterly transaction report must contain, at a minimum, (a) the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount, and, as applicable, the exchange ticker symbol or CUSIP number, of each Security (other than an Exempt Security) involved; (b) the nature of the transaction (i.e., purchase, sale or another type of acquisition or disposition); (c) the price of the Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted by the person.

RECORDKEEPING

In accordance with Rule 17j-1 under the 1940 Act, the Adviser shall maintain records at its principal place of business in the manner and to the extent set forth below:

(a)	A copy of each code of ethics that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place.

(b)	A record of any violation of the code of ethics and of any action taken as a result of the violation must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation.

(c)	A copy of each report made by an Access Person, including any information provided in lieu of the reports, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible.

(d)	A record of all persons, currently or within the past five years, who are or were required to make reports, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place.

(e)	A copy of each annual report to the Board of a Reportable Fund must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

(f)	A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities offered in an IPO or a Limited Offering, must be maintained for at least five years after the end of the fiscal year in which the approval is granted.

Administration of the Code

The CCO or CCO’s designee is responsible for the Administration of the Code of Ethics. He or she may delegate duties related to its administration, however ultimate responsibility remains with the CCO.

Confidentiality

The Adviser will endeavor to maintain the confidentiality of all requests and reports and any other information filed pursuant to this Code. Such reports and related information, however, may be produced to the SEC and other regulatory agencies.

Appendix A-1. Definitions

The definitions and terms used in this Code are intended to mean the same as they do under the Advisers Act and the other federal securities laws. If a definition hereunder conflicts with the definition in the Advisers Act or other federal securities laws, or if a term used in this Code is not defined, the definitions and meanings in the Advisers Act or other federal securities laws, as applicable, should be followed.

Access Person means: Any Supervised Person (i) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any reportable fund, or (ii) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic, or (iii) any other person (whether or not an Access Person of the Adviser, such as a consultant) who is subject to Adviser’s supervision and control who have access to nonpublic information regarding any purchase or sale of securities of any client, or have access to nonpublic information about the portfolio holdings of any client, or (iv) who is designated by the CCO, in CCO’s discretion, to be an Access Person. All of Adviser’s officers and members are presumed to be access persons.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan. However, any transaction that overrides the pre-set schedule or allocations of the automatic investment plan is not considered to be under the Automatic Investment Plan.

Beneficial Ownership or Beneficially Owns means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. Specifically, a person is the “beneficial owner” of any securities in which he or she have a direct or indirect pecuniary (monetary) interest. Beneficial Ownership includes, but is not limited to securities or accounts held in the name or for the benefit of the following:

•	a member of an Access Person’s Immediate Family/Household (spouse, domestic partner, child or parents) who lives in an Access Person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation);

•	a relative of the person who lives in an Access Person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence;

•	a relative whose financial affairs an Access Person “controls”, whether by contract, arrangement, understanding or by convention (such as a relative he or she traditionally advises with regard to investment choices, invests for or otherwise assists financially);

•	an investment account over which an Access Person have investment control or discretion;

•	a trust or other arrangement that names an Access Person as a beneficiary; and

•	a non-public entity (partnership, corporation or otherwise) of which an Access Person is a director, officer, partner or Access Person, or in which he owns 10% or more of any class of voting securities, a “controlling” interest as generally defined by securities laws, or over which he exercises effective control.

Control means the power to exercise a controlling influence over the management or policies of the Adviser. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 per centum of the voting securities of the Adviser shall be presumed to control the Adviser. A natural person shall be presumed not to be a controlled person within the meaning of this title. Any such presumption may be rebutted by evidence, but except as hereinafter provided, shall continue until a determination to the contrary made by the SEC by order either on its own motion or on application by an interested person.

Exempt Security means: unless such security is included on the Adviser’s Restricted or Watch List (i) direct obligations of the U.S. Government (or any other “government security” as that term is defined in the 1940 Act), bankers’ acceptances, bank certificates of deposit, commercial paper and High-Quality Short-Term Debt Instruments, including repurchase agreements, and shares of registered open-end investment companies (including shares issued by money market funds, shares of exchange-traded securities issued by pooled investment vehicles, such as exchange traded funds (“ETFs”), exchange traded notes (“ETNs”) and closed-end funds), other than Reportable Funds, (ii) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds, (iii) securities purchased or sold in any account over which the Access Person has no direct or indirect influence or control, (iv) securities purchased or sold in a transaction that is non-volitional on the part of the Access Person, including mergers, recapitalizations, tender offers or similar transactions, (v) securities acquired as a part of an Automatic Investment Plan, and (vi) any instrument that is not a security as defined in Section 202(a)(18) of the Advisers Act. These instruments include, but are not limited to:

•	Futures contracts (does NOT include securities futures);

•	Options on futures contracts (does NOT include securities futures);

•	General partnership interests, provided generally that the interest entitles the owner to exercise management control over the partnership;

•	Direct interests in real estate.

Immediate Family/Household means a member of such person’s immediate family (spouse, domestic partner, child or parents) who lives in the person’s household (including children who are temporarily living outside of the household for school, military service or other similar situation), and a relative of the person who lives in such person’s household and over whose purchases, sales, or other trading activities an Access Person directly or indirectly exercises influence.

High Quality Short-Term Debt Instrument means any instrument that have a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization (e.g., Moody’s Investors Service).

IPO (i.e., initial public offering) means an offering of securities registered under the Securities Act of 1933 the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2), Section 4(a)(5) of the Securities Act of 1933, or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933 (e.g., private placements).

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security. The purchase or sale of a security in an account in which a person is deemed to have a Beneficial Ownership or a Beneficial Interest is deemed to be a purchase or sale of a Security by such a person.

Reportable Fund means (1) any investment companies other than money market funds that are registered under the Investment Company Act or (2) any Private Fund, for which the Adviser serves as an investment adviser or whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. A Reportable Fund includes registered investment companies that are sub-advised by the Adviser.2

[2]	Any interest in a Reportable Fund is subject to the reporting requirements of this Code.

Security or Securities means any note, stock, treasury stock, Security Future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, digital assets sold in initial coin offerings or similar presales, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Security Future and Securities Futures Product The term security futures product (SFP) encompasses security futures and options on security futures. The term security future includes both futures on a single security (called single stock futures) and futures on narrowbased security indexes. With the passage of the Commodity Futures Modernization Act of 2000 (CFMA), broadbased security index futures, which are not considered security futures products, continue to trade under the sole jurisdiction of the CFTC, while security futures products are subject to the joint jurisdiction of the CFTC and the Securities Exchange Commission (SEC).

Supervised Person Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser, or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

APPENDIX A-2 - Reportable Fund INFORMATION (effective August 1, 2022)

Covered Adviser	Fund Ticker Symbol	Name of Reportable Fund	Type of Fund
USQ	USQIX	USQ Core Real Estate Fund – Class I	Closed-End Registered Fund under Investment Company Act of 1940
USQ	USQSX	USQ Core Real Estate Fund – Class IS	Closed-End Registered Fund under Investment Company Act of 1940
USQ	PRDEX	PREDEX – Class I	Closed-End Registered Fund under Investment Company Act of 1940
USQ	PTDEX	PREDEX – Class T	Closed-End Registered Fund under Investment Company Act of 1940
USQ	PWDEX	PREDEX – Class W	Closed-End Registered Fund under Investment Company Act of 1940